Exhibit 99.1

Summit Midstream Partners, LP Exchange Offer

Conference Call Script

Ross Wong

Senior Director, Corporate Development & Finance

Thanks, operator, and thank you to everyone for joining us today. If you don’t already have a copy of our press release and associated presentation regarding our Series A Preferred Unit Exchange Offer, please visit our website at www.summitmidstream.com, where you’ll find it on the homepage or “Investors” section. Summit Midstream Partners, LP has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission with respect to the Exchange Offer. An Offer to Exchange and Letter of Transmittal have been distributed to SMLP Series A Preferred Unitholders in connection with the Exchange Offer. The Exchange Offer is being conducted in accordance with Section 3(a)(9) of the Securities Act of 1933. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

With me today to discuss the Exchange Offer is Heath Deneke, our Chairman, President, & Chief Executive Officer and Marc Stratton, our Chief Financial Officer.

Before we start, I’d like to remind you that our discussion today may contain forward-looking statements. These statements may include but are not limited to, information concerning completion of the Exchange Offer, the terms and timing of the Exchange Offer, the impact of completion of the Exchange Offer and our estimates of future volumes, operating expenses and capital expenditures. They may also include statements concerning anticipated cash flow, liquidity, business strategy, and other plans and objectives for future operations.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can provide no assurance that such expectations will prove to be correct. Please see the Offer to Exchange, our 2019 annual report on Form 10-K, which was filed with the SEC on March 9, 2020, our quarterly report on Form 10-Q for the three months ended March 31, 2020, which was filed with the SEC on May 8, 2020, as well as our other SEC filings for a listing of factors that could cause actual results to differ materially from expected results.

Please also note that, on this call, we may use the terms EBITDA, adjusted EBITDA and distributable cash flow. These are non-GAAP financial measures, and we have provided reconciliations to the most directly comparable GAAP measures in the appendix to the presentation.

And with that, I’ll turn the call over to Heath.

J. Heath Deneke

Chairman, President, and CEO

Great. Alright, thank you, Ross, and I wanted to thank everyone for joining us today to hear more about the Series A Preferred Unit Exchange Offer that we launched after the market closed yesterday.

So please note that we will refer to the Series A Preferred Unit for Common Unit Exchange Offer as the “Exchange Offer” throughout the rest of the call for simplification purposes. So before we get into the details of the Exchange Offer, I do want to highlight some of the key developments regarding our organizational and governance structure since our first quarter earnings call in early May. As noted in our press release on May 28th, we closed the GP Buy-in Transaction, which resulted in a more simplified corporate structure where Summit Investments, and all of its subsidiaries, became wholly owned subsidiaries of SMLP. As a result, SMLP acquired the GP interest, the $180 million Deferred Purchase Price Obligation (“DPPO”) receivable and 51.2 million SMLP common units. SMP Holdings, a wholly owned, unrestricted subsidiary of Summit Investments, remains liable for a non-recourse term loan which had a balance of approximately $156 million as of early June and which expires or matures in May of 2022. SMLP’s indirect ownership of the DPPO receivable allows it to be addressed by SMLP in a manner that maximizes value for SMLP’s stakeholders and would simplify SMLP’s capital structure. After the transaction closed, we reduced our outstanding common units by the entire 51.2 million units acquired, or approximately 54% of the outstanding units at the time. We retired 16.6 million units, and the remaining 34.6 million units, which are owned by a subsidiary of SMLP, will be excluded from our outstanding unit count for voting and distribution purposes so long as they continue to be held by SMLP or one of our subsidiaries. This significant reduction in our outstanding unit count facilitated two important changes for our public common unitholders. First, it shifted public common unitholder ownership from a minority stake to 100% for purposes of voting and distributions. And we believe this, in conjunction with SMLP’s acquisition of the GP interest, enables our common unitholders to have a much stronger influence on the company, and beginning in 2022, our unitholders will have the ability to vote for our directors. Second, there was an immediate accretion in per-unit equity value for our public unitholders as a result of the 54% reduction in our outstanding common units. Now that the GP Buy-in Transaction has closed, our board is now comprised of seven individuals including myself, with six independent directors who have a vast array of relevant executive and board-level experience within our industry, which I believe will be very beneficial to SMLP’s stakeholders going forward. So again, this shift in common unit ownership mix, combined with SMLP’s enhanced governance structure, will promote much stronger alignment with our public unitholders going forward.

Now furthermore, we have made significant progress on enhancing our organizational, governance and capital structure over the past few months; however, we believe that there are still multiple opportunities that remain in front of us. We remain committed to strengthening the balance sheet and I’m pleased that we were able to announce the Exchange Offer, which has an opportunity to further enhance our equity value, simplify SMLP’s capital structure and reduce fixed costs while providing our preferred equity stakeholders with an opportunity to exchange into a more liquid security with exposure to potential common equity upside. So with that, I’ll turn the call over to Marc to walk through the details of the transaction.

Marc Stratton

Executive VP and Chief Financial Officer of Summit Midstream GP, LLC

Great. Thanks Heath. For simplification purposes, throughout the remainder of the call, we’ll be referring to the Series A Preferred Units as the “Preferred Units” and the Series A Preferred Unitholders as the “Preferred Unitholders”.

Flipping to slide number 4—on June 18th, SMLP launched an exchange offer to all Series A Preferred Unitholders to exchange their Preferred Units into common units at a ratio of 150 common units per $1,000 face value of Series A Preferred Units. This offer represents a 144% premium to the June 18th Preferred Unit price and represents a price that is 19% of the $1,000 liquidation preference amount based on the offered exchange ratio I just mentioned. With respect to the Exchange Offer timeline, the Exchange Offer will expire at 5:00 p.m., New York City time on July 17th unless the expiration date is extended or terminated by SMLP. We expect the Exchange Offer settlement date to occur three business days after the tender deadline, which is reflected by the July 22nd settlement date on the Exchange Offer timeline. At settlement, new common units will be issued for the Preferred Units that are accepted as part of the exchange, and the exchanged Preferred Units will be cancelled. This Exchange Offer is conditioned on at least 30,000 Preferred Units being tendered, and any common units issued in the transaction will be freely tradable following the exchange, so long as the holder is not considered an “affiliate” of SMLP under relevant securities laws. We will issue a press release to publicly announce any extension, amendment or termination of the Exchange Offer. Please contact any of the Summit representatives on slide 4 for any follow-up questions.

Now turning to slide 5—as Heath mentioned earlier, we believe that the Exchange Offer represents an attractive value proposition for both the Preferred Unitholders and for SMLP. The recently announced suspension of our Preferred Unit cash distributions, combined with the uncertainty regarding when those distributions may be reinstated, has changed the dynamics and returns profile for an already thinly traded security. As a reminder, the Preferred Units are perpetual with no maturity date, and although unpaid distributions are cumulative, and will continue to accrue, there is no requirement for SMLP to pay them in the future.

Looking at the left-hand side of the page—the Exchange Offer provides an opportunity for the Preferred Unit holders to “re-trade” and convert a relatively illiquid financial instrument into more frequently traded common units. Over approximately the past three and a half months, SMLP common units have traded at a cumulative market volume of $58 million, which is approximately 20 times more than the cumulative market volume of $3 million for the Preferred Units over the same time period. In addition to enhanced trading liquidity of the common units, the implied value of the Exchange Offer reflects significant value, as illustrated by the 144% premium relative to Preferred Unit market price as of yesterday’s close. Preferred Unitholders participating in the Exchange Offer also obtain optionality by participating in equity returns since the newly issued common units could be sold or held for upside exposure to SMLP’s equity. We believe that the Exchange Offer provides value, liquidity and additional financial flexibility for Preferred Unitholders.

Looking at the right-hand side of slide 5—the Exchange Offer is also compelling for SMLP because it aligns with the Partnership’s broader strategic plan to enhance financial flexibility and further simplify the capital structure. We believe that the Exchange Offer could achieve these objectives while having a minimal impact to cash, which is critical, particularly in this relatively volatile market environment. A meaningful reduction of Preferred Unit principal should have a positive impact to all stakeholders throughout SMLP’s capital structure. Through the Exchange Offer, the principal balance of any tendered Preferred Units would be reduced at an approximate 81% discount to the liquidation preference value of $1,000 per unit. Even though new common units would be issued, we expect settlement of the Exchange Offer to be accretive to SMLP’s per-unit common equity value because of this discount. The reduction in the number of Preferred Units would in turn also reduce the amount of capital on SMLP’s balance sheet with fixed payments and reduce the impact of accrued Preferred Unit distributions on our capital structure. Although we have suspended Preferred Unit cash distributions, our distribution obligations on that security will continue to accrue and compound over time. If all 300,000 Preferred Units were to remain outstanding, it would result in more than $90 million of aggregate Preferred Unit distribution accruals over the next three years, which would have to be paid before distributions could resume on our common units. By reducing the number of outstanding Preferred Units through the Exchange Offer, we would diminish the magnitude of these distribution accruals and enhance SMLP’s financial flexibility. We believe that this would consequently improve the market value of our common units and our ability to raise capital in the future. We also expect to utilize cash only for transaction related expenses as part of the Exchange Offer, which allows SMLP to retain the majority of its cash and cash generated by operations to de-lever the balance sheet, enhance liquidity and pursue other strategic initiatives.

Slide 6 highlights the material gap in trading liquidity between the Preferred Units and common units that I mentioned earlier. We’ve outlined a few trading liquidity metrics on this slide, and I think the charts do a good job of illustrating that SMLP’s common units trade significantly more frequently and are much more liquid than the Preferred Units. I think it’s also important to note that the historical trading dynamics of both securities may change after settlement of the Exchange Offer and could be impacted considerably depending on the participation rate. This is the only time that SMLP has offered investors an opportunity to exchange their Preferred Units into common units and a similar opportunity may not present itself again.

Moving to slide 7—we’ve highlighted here the pro forma impact of the Exchange Offer to SMLP’s capitalization as of March 31, 2020. The far left column shows SMLP’s capitalization as of March 31, 2020, the “As Adjusted” column shows pro forma impacts of the GP Buy-in Transaction, which closed on May 28th, and the “As Further Adjusted” column shows incremental pro forma impacts of the Exchange Offer, assuming a 50% participation rate, to the “As Adjusted” column. There are quite a few numbers on the page, but what I’d like to focus on are the impacts of the Exchange Offer at 50% participation on SMLP’s Preferred Units balance and common units outstanding.

At an exchange ratio of 150 common units per Preferred Unit and a $1.29 common equity unit price, the aggregate liquidation preference amount of the preferred equity would decrease from $300 million to $150 million and SMLP’s common units outstanding would increase by 22.5 million units. In other words, the face value of the Preferred Units would be reduced by $150 million for newly issued SMLP common units valued at approximately $29 million. Please note that this illustrative example assumes that market prices of the preferred and common are fixed at yesterday’s closing price. In this scenario, aggregate annual Preferred Unit distribution obligations would be reduced by approximately $14 million at the current 9.50% fixed annual distribution rate.

I’ll also just quickly draw your attention to footnote number 4 which outlines the fact that since the closing of our GP Buy-In transaction, we have used approximately $50 million in cash to repurchase approximately $16 million notional amount of our 5.50% Senior Notes due August 2022 at a weighted average 38% discount, and approximately $71 million notional amount of our 5.75% Senior Notes due April 2025 at a weighted average 44% discount.

And with that, I’ll turn the call back over to Heath to wrap-up the call.

J. Heath Deneke

President, CEO and Chairman of the Board of Summit Midstream GP, LLC

Great. Alright, thank you, Marc. So look, we’ll continue on with the slide deck. If you turn to slide 8, I’d like to continue to touch on SMLP’s progress in 2020. While we still have a lot left in front of us to do, I think it’s important to commend the entire Summit team on our accomplishments to date, particularly during the challenging macro environment with significant headwinds that we’re in. Our first quarter results highlights the benefits of Summit’s diversified business model. Approximately 69% of our first quarter segment adjusted EBITDA originated from our natural gas-focused segments, which we believe will help provide stability in the near term while preserving upside with improvements to crude oil and NGL prices, which we have in fact already started to see improve since our last earnings call in early May. I’ve already spoken quite a bit about the GP Buy-in Transaction, so I won’t go through the bullets on this page in much detail. I did want to reemphasize that while the GP Buy-in Transaction was a very significant milestone, we still have a quite a bit of work ahead of us to complete our repositioning efforts in this challenging market. As I stated on the first quarter earnings call, we remain committed to capital discipline and expect to spend $30 million to $50 million in total capital expenditures in 2020, which is 33% less than our initial 2020 guidance. We remain committed to strengthening our balance sheet, de-levering and focusing on the things that we can control such as costs, the capital expenditure program, commercial optimization of our assets, and of course safe & reliable operations for our customers.

Turning to slides 9 & 10—I’m going to highlight again the key strategic rationale for the GP Buy-in transaction, which I think these slides provide a good summary of key recent changes to our organization, and also sets the framework for why we believe that now is the right opportunity and a unique time to receive new common units. The important overarching theme is that we have been very focused on creating better alignment of our interests with and creating equity value for our common unitholders. First, the GP Buy-in transaction facilitated the suspension of approximately $76 million of annual common and preferred distributions and enabled a prioritization to de-lever the balance sheet and the business. Although suspending distributions isn’t advantageous to near-term yield, it certainly does allow SMLP to focus on maximizing our internally generated operating cash flow in an effort to reduce outstanding debt and create near and long-term equity value. Second, SMLP’s board composition has shifted from being controlled by our former financial GP sponsor to being controlled by independent directors whose sole duties are to act in the best interests of the partnership and who will be subject to staggering public elections beginning in 2022. SMLP’s common unitholders also now have significant influence on the organization with 100% of the outstanding common units for voting purposes. The post GP Buy-in period is arguably the most aligned that SMLP’s governance structure and public common unitholder interests has been since the Partnership began, or really, became a publicly traded entity. Third point I want to make is that I do think it’s important to note that the acquisition of the DPPO receivable is beneficial since it mitigates potential conflicts of interest between the owner of that receivable and our common unitholders. SMLP’s ownership of the DPPO receivable also enables the opportunity to proactively address that obligation in a manner that really maximizes the value for our stakeholders. And finally, I’d like to emphasize our focus on creating value for common equity holders. The 51.2 million reduction in our common units outstanding is a recent example of how we were able to increase our equity value per unit for our public unitholders. We believe the Exchange Offer is a unique opportunity and provides an avenue for our Preferred Unitholders to convert to common equity that doesn’t require incremental capital during the early phases of SMLP’s refreshed organization, which again is acutely focused on creating value for unitholders.

And finally on slide 11—I’d like to focus your attention on the key takeaways from today’s presentation. The Exchange Offer is the only time that SMLP has offered investors the opportunity to exchange their Preferred Units for common equity. Participation in the Exchange Offer will provide investors with new common units at a substantial premium to current Preferred Unit pricing and provides them with significantly increased trading liquidity since SMLP’s common units are actively traded on the New York Stock Exchange. There is also no lock-up period for Exchange Offer participants, so there would be the ability to monetize newly issued common units immediately or hold them for upside exposure to SMLP’s equity. The Exchange Offer is also expected to be accretive to common unitholders due to the reduction of Preferred Units at such a significant discount to their par value on the balance sheet. This transaction enhances our ability to resume common distributions sooner than what we’d otherwise be able to do by mitigating the compounding impact of accrued Preferred Unit distributions and preserving cash for other strategic initiatives. So look, although we have made substantial progress to date, very pleased with the progress we’ve made to date, you know I still believe there are still remaining opportunities to capitalize on.

You know, we will continue and remain committed to generating long-term unitholder value and we’ll continue to prioritize the balance sheet by reducing debt, controlling costs, increasing our financial flexibility and improving credit metrics. While crude oil prices have, you know, steadily improved over the past couple of months and some areas of the U.S. have started to re-open, we do expect the challenging macro environment and associated headwinds to persist for some time. We continue to believe, though, that there is a significant amount of long-term upside potential associated with our diversified asset base, certainly as market conditions improve in the coming years. So with that I would say, although there are still those challenges ahead, I do remain very optimistic about the future of SMLP.

So there are also a few slides included in the Appendix of the presentation that include updated metrics on our business and non-GAAP reconciliations for reference, but we will not be speaking to them on today’s call. So I would like to conclude again by thanking you for joining us for today’s presentation and please encourage you to reach out to any of the contacts included on slide 4 of the presentation if you have further questions. Thank you.

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